410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A
News Announcement
For Immediate Release

Exhibit 99.1

Oil-Dri Announces Record Sales and Gross Profit for the Third Quarter
and First Nine-Months of Fiscal 2024

CHICAGO-(June 6, 2024) - Oil-Dri Corporation of America (NYSE: ODC), producer and marketer of sorbent mineral products, today announced results for its third quarter and first nine-months of fiscal year 2024.

	Third Quarter			Year to Date
(in thousands, except per share amounts)	Ended April 30,			Ended April 30,
	2024	2023	Change	2024	2023	Change
Consolidated Results
Net Sales	$106,779	$105,425	1%	$323,885	$305,633	6%
Net Income Attributable to Oil-Dri	$7,777	$8,535	(9)%	$30,901	$17,632	75%
Net Income Attributable to Oil-Dri Excluding Nonrecurring Events †	$7,777	$13,319	(42)%	$31,363	$24,393	29%
Diluted EPS - Common	$1.07	$1.24	(14)%	$4.26	$2.58	65%
Diluted EPS - Common, Excluding Nonrecurring Events †	$1.07	$1.94	(45)%	$4.32	$3.57	21%
Business to Business
Net Sales	$36,196	$35,412	2%	$111,591	$104,253	7%
Segment Operating Income	$10,605	$9,803	8%	$32,713	$24,794	32%
Retail and Wholesale
Net Sales	$70,583	$70,013	1%	$212,294	$201,380	5%
Segment Operating Income	$10,872	$10,744	1%	$34,080	$27,000	26%
† Please refer to Reconciliation of Non-GAAP Financial Measures below for a reconciliation of Non-GAAP items to the comparable GAAP measures.

Daniel S. Jaffee, President and Chief Executive Officer, stated, “I am pleased to report we set new records for sales and gross profit for the third quarter, representing a 1% and 10% increase, respectively, over the prior year. These results reflect the continued growth of our fluids purification and cat litter businesses. During these past three months, we invested heavily in our teammates and on advertising. While these elevated costs impacted our bottom line, we believe they will help drive future growth of our company. I am also very excited about the Ultra Pet Company, Inc. acquisition which closed on May 1, 2024. This strategic move will help propel Oil-Dri into the rapidly growing crystal cat litter market. As we begin the integration process in the fourth quarter of fiscal 2024, we anticipate this acquisition to be immediately accretive to our earnings and that it will create long-term value for our shareholders.”

Consolidated Results
Consolidated net sales reached $106.8 million, a 1% increase over the prior year. This marks the 12th consecutive quarter of year-over-year sales growth. Higher prices and improved product mix were partially offset by lower volumes. Elevated sales of fluids purification and cat litter products, including co-packaged items, drove the revenue increase. Sales from agricultural, animal health, and industrial & sports products declined in the third quarter compared to last year.

Third quarter of fiscal 2024 consolidated gross profit was $30.1 million, a 10% increase over the prior year. Gross margins expanded to 28% in fiscal 2024 from 26% in fiscal 2023. The increase was driven by higher selling prices across multiple products and improved product mix. The company's efforts to increase profitability have been successful as demonstrated by year- over-year gross margin expansion for the past seven consecutive quarters. During the three months ended April 30, 2024, domestic cost of goods sold per ton increased by 3% compared to the prior year. This was a result of higher non-fuel manufacturing and freight costs, partially offset by lower packaging and natural gas costs.

Selling, general and administrative (“SG&A”) expenses were $19.7 million during the third quarter of fiscal 2024 compared to $13.0 million for the same period last year. This $6.7 million, or 51%, increase reflects higher anticipated compensation and advertising expenses, as well as transaction costs related to the acquisition of Ultra Pet Company, Inc. (“Ultra Pet”). In addition to elevated wages and benefits, the expected annual payout percentage for our performance-based incentives increased in the third quarter resulting in higher compensation costs. Advertising expenses were significantly higher in the third quarter compared to the same period last year, as the majority of the prior year’s expenditures took place in the fourth quarter. Oil-Dri expects advertising costs for the full fiscal year 2024 to be higher than fiscal year 2023. Additional expenses related to the integration of Ultra Pet are expected to be incurred in the fourth quarter of fiscal year 2024.

In the third quarter of fiscal 2024, consolidated operating income decreased to $10.4 million from $14.5 million, or 28%, in the third quarter of fiscal 2023. Higher pricing and improved product mix were offset by elevated SG&A costs.

Total other expense, net was $294,000 for the three months ended April 30, 2024 compared to total other expense, net of $4.5 million in the same period last year. In April 2023, Oil-Dri settled all outstanding obligations related to its decision to terminate the Company’s pension plan resulting in a loss of $4.8 million.

Consolidated net income before taxes increased to $10.1 million in the third quarter of fiscal 2024 from $10.0 million last year. Income tax expense was $2.4 million in the third quarter of fiscal year 2024 compared to $1.5 million in the same period last year. Higher taxes resulted from an increase in the estimated annual effective tax rate in the third quarter and elevated pre-tax income. This increase in tax expense negatively impacted third quarter consolidated net income attributed to Oil-Dri which decreased to $7.8 million in fiscal 2024 from $8.5 million in fiscal 2023.

Cash and cash equivalents for the three-month period ending April 30, 2024 totaled $46.8 million compared to $29.7 million for the same period last year. This $17.1 million increase was driven by higher earnings and the issuance of $10 million in aggregate principal amount of notes to finance a portion of the Ultra Pet acquisition. Significant uses of cash during the third quarter of fiscal 2024 include capital investments for manufacturing infrastructure improvements.

Product Group Review
The Business to Business (“B2B”) Products Group’s third quarter of fiscal 2024 revenues were $36.2 million, or 2% higher than the prior year, driven by an increase in prices and improved product mix, partially offset by lower volume. Elevated revenues from fluids purification products more than offset sales declines in the agricultural and animal health businesses. During the third quarter of fiscal 2024, revenues from fluid purification products reached $22.3 million, or a 26% increase over the prior year. This was primarily due to increased demand for renewable diesel, edible oil, and jet fuel products within North America. The recent establishment of several domestic renewable diesel plants using Oil-Dri’s Metal X and Metal Z products significantly contributed to this topline growth during the quarter. In the third quarter of fiscal 2024, sales of agricultural products were $8.1 million, or a 24% decrease from the prior year. This decline resulted from reduced demand from a key customer who was still working through inventory from last year. Amlan International, the Company’s animal health business, generated $5.8 million in sales during the third quarter of fiscal 2024, reflecting a 17% decrease from the prior year. This revenue decline can be attributed to lower demand in all regions, as well as timing of orders to some foreign countries. Challenging global economic and market conditions, such as elevated feed prices, continue to impact the protein production industry. However, sales of Sorbiam and Phylox, two high-value products aligned with Amlan’s strategic focus, demonstrated strong growth during the three months ended April 30, 2024 compared to the prior year.

During the third quarter of fiscal 2024, SG&A costs within the B2B Products Group decreased by $300,000, or 7%, compared to the same period last year. This was mainly driven by a reduction in technical support costs, partially offset by higher compensation-related expenses.

Operating income for the B2B Products Group was $10.6 million in the third quarter of fiscal 2024 compared to $9.8 million in the same period of fiscal 2023, reflecting an 8% increase. This gain can be attributed to higher pricing and a favorable product mix.

The Retail and Wholesale (“R&W”) Products Group’s third quarter revenues reached $70.6 million, a 1% increase over the prior year. This growth was driven by higher prices of domestic and co-packaged cat litter product offerings, partially offset by lower volume. Domestic cat litter sales, excluding the Company’s co-packaged coarse cat litter business, rose to $51.1 million, or 2% over the prior year. Higher sales of coarse cat litter were partially offset by softer revenues from total lightweight scoopable litter. The decline in total lightweight litter sales was primarily due to reduced demand from a key customer who had temporarily increased purchases last year to avoid out-of-stock items from another supplier. However, Oil-Dri achieved lightweight litter sales gains at several new and existing customers, including the growing e-commerce, dollar, farm & fleet and drug distribution channels, which partially offset these declines. During the third quarter of fiscal 2024, revenues from co-packaged litter items remained relatively flat compared to the same period in fiscal year 2023 as higher prices offset volume declines. Domestic industrial and sports product revenues were $11.8 million in the third quarter of fiscal 2024, or 3% lower than the same period in the prior year as a result of softer demand. Sales from the Company’s Canadian subsidiary decreased during the third quarter of fiscal 2024 compared to the same period last year. Higher revenues from industrial floor absorbents were offset by reduced cat litter sales.

During the third quarter of fiscal 2024, SG&A expenses within the R&W Products Group increased by $1.6 million or 51% over the prior year. This was primarily driven by higher advertising costs to promote Cat’s Pride lightweight litter, including the newly launched EPA approved Cat’s Pride Antibacterial Clumping Litter product. Compensation related expenses also increased during the third quarter of fiscal 2024.

Operating income for the R&W Products Group reached $10.9 million in the third quarter of fiscal year 2024 compared to $10.7 million in the prior year, reflecting a 1% increase. This growth can be attributed to higher prices, partially offset by increased SG&A expenses.

Acquisition of Ultra Pet Company, Inc.
On May 1, 2024, Oil-Dri successfully completed the $46 million acquisition of privately-held Ultra Pet Company, Inc., a prominent supplier of silica gel-based crystal cat litter based in Anderson, South Carolina. The purchase price was financed through cash on hand, the issuance of $10 million in aggregate principal amount of notes, and a $10 million advance under an existing credit agreement. At closing, Ultra Pet became a wholly-owned subsidiary of Oil-Dri. This acquisition strengthens Oil-Dri’s position as one of the largest cat litter producers in North America and helps to fast-track Oil-Dri’s entry into the rapidly growing crystal litter segment.

Chris Lamson, Group Vice President of Retail and Wholesale, added, “The Ultra Pet business is a strong fit with Oil-Dri, as we are strategically aligned, and our cat litter products complement each other well. Both product portfolios include efficacious branded and premium private label products which are sold at a value to consumers. While our clay litter is inherently lightweight, Ultra Pet’s crystal products are even lighter in density. Consumers appreciate the lightweight attribute, as do e-commerce and brick and mortar retailers who reap many freight benefits as a result of transporting less weight. I am pleased to report that we have already begun to leverage our strong relationships within the industry to drive distribution at key retailers, and we look forward to future growth.”

Oil-Dri is committed to a seamless integration of Ultra Pet into its business. The Company expects to fully integrate the business, new teammates, and systems over the next few quarters, and earnings accretion is anticipated to occur in the fourth quarter of 2024. Ultra Pet’s financial results will be reported under the cat litter principal product within the Retail & Wholesale Products Group.

Oil-Dri’s senior leadership will discuss additional details regarding the acquisition of Ultra Pet when the Company hosts its third quarter of fiscal year 2024 earnings discussion via a live webcast on Friday, June 7, 2024 at 10:00 a.m. Central Time. Participation details and a short presentation are available on the Company’s website’s Events page.
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“Oil-Dri”, “Cat’s Pride”, “Metal X”, “Metal Z”, “Sorbiam”, and “Amlan” are registered trademarks of Oil-Dri Corporation of America, and “Phylox” is a trademark of Oil-Dri Corporation of America.

About Oil-Dri Corporation of America
Oil-Dri Corporation of America is a leading manufacturer and supplier of specialty sorbent products for the pet care, animal health and nutrition, fluids purification, agricultural ingredients, sports field, industrial and automotive markets. Oil-Dri is vertically integrated which enables the

Company to efficiently oversee every step of the process from research and development to supply chain to marketing and sales. With over 80 years of experience, the Company continues to fulfill its mission to Create Value from Sorbent Minerals.

Forward-Looking Statements
Certain statements in this press release may contain forward-looking statements, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. Forward-looking statements can be identified by words such as “expect,” “outlook,” “forecast,” “would,” “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “assume,” “potential,” “strive,” and similar references to future periods.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially, including, but not limited to, those described in Item 1A, “Risk Factors” of our Quarterly Report on Form 10-Q for the quarter ended April 30, 2024 and our most recent Annual Report on Form 10-K and from time to time in our other filings with the Securities and Exchange Commission. Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected, planned or otherwise expressed in any forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Contact:
Leslie A. Garber
Director of Investor Relations
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
	Third Quarter Ended April 30,
	2024	% of Sales	2023	% of Sales
Net Sales	$106,779	100.0%	$105,425	100.0%
Cost of Goods Sold	(76,642)	(71.8)%	(77,958)	(73.9)%
Gross Profit	30,137	28.2%	27,467	26.1%
Selling, General and Administrative Expenses	(19,705)	(18.5)%	(13,011)	(12.3)%
Operating Income	10,432	9.8%	14,456	13.7%
Loss on Pension Termination	—	—%	(4,858)	(4.6)%
Other Expense, Net	(294)	(0.3)%	383	0.4%
Total Other Expense, Net	(294)	(0.3)%	(4,475)	(4.2)%
Income Before Income Taxes	10,138	9.5%	9,981	9.5%
Income Taxes Expense	(2,361)	(2.2)%	(1,493)	(1.4)%
Net Income	7,777	7.3%	8,488	8.1%
Net Loss Attributable to Noncontrolling Interest	—	—%	(47)	—%
Net Income attributable to Oil-Dri	$7,777	7.3%	$8,535	8.1%

Net Income Per Share: Basic Common	$1.15		$1.28
Basic Class B	$0.87		$0.96
Diluted Common	$1.07		$1.24
Diluted Class B	$0.87		$0.95
Avg Shares Outstanding: Basic Common	4,912		4,838
Basic Class B	1,980		1,964
Diluted Common	6,892		5,003
Diluted Class B	1,980		1,999

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Nine Months Ended April 30,
	2024	% of Sales	2023	% of Sales
Net Sales	$323,885	100.0%	$305,633	100.0%
Cost of Goods Sold	(231,815)	(71.6)%	(232,840)	(76.2)%
Gross Profit	92,070	28.4%	72,793	23.8%
Selling, General and Administrative Expenses	(53,317)	(16.5)%	(44,462)	(14.5)%
Operating Income	38,753	12.0%	28,331	9.3%
Loss on Pension Termination	—	—%	(4,858)	(1.6)%
Other Expense, Net	(1,103)	(0.3)%	(2,016)	(0.7)%
Total Other Expense, Net	(1,103)	(0.3)%	(6,874)	(2.2)%
Income Before Income Taxes	37,650	11.6%	21,457	7.0%
Income Taxes Expense	(6,749)	(2.1)%	(3,893)	(1.3)%
Net Income	30,901	9.5%	17,564	5.7%
Net Loss Attributable to Noncontrolling Interest	—	—%	(68)	—%
Net Income Attributable to Oil-Dri	$30,901	9.5%	$17,632	5.8%

Net Income Per Share: Basic Common	$4.59		$2.66
Basic Class B	$3.45		$1.99
Diluted Common	$4.26		$2.58
Diluted Class B	$3.45		$1.97
Avg Shares Outstanding: Basic Common	4,874		4,824
Basic Class B	1,974		1,957
Diluted Common	6,848		4,964
Diluted Class B	1,974		1,984

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
	As of April 30,
	2024	2023
Current Assets
Cash and Cash Equivalents	$46,821	$29,746
Accounts Receivable, Net	60,003	56,983
Inventories, Net	45,468	36,664
Prepaid Expenses and Other Assets	6,554	10,672
Total Current Assets	158,846	134,065
Property, Plant and Equipment, Net	127,946	111,128
Other Assets	32,360	25,103
Total Assets	$319,152	$270,296

Current Liabilities
Current Maturities of Notes Payable	$1,000	$1,000
Accounts Payable	13,728	11,919
Dividends Payable	1,958	1,863
Other Current Liabilities	35,232	37,122
Total Current Liabilities	51,918	51,904
Noncurrent Liabilities
Notes Payable	40,860	31,818
Other Noncurrent Liabilities	23,425	19,479
Total Noncurrent Liabilities	64,285	51,297
Stockholders' Equity	202,949	167,095
Total Liabilities and Stockholders' Equity	$319,152	$270,296

Book Value Per Share Outstanding	$29.64	$24.64

Acquisitions of:
Property, Plant and Equipment
Third Quarter	$8,171	$4,105
Year To Date	$23,717	$16,745
Depreciation and Amortization Charges
Third Quarter	$4,765	$4,074
Year To Date	$13,619	$11,348

Certain amounts in the prior period financial statements have been reclassified to conform to the presentation of the current period financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	For the Nine Months Ended
	April 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$30,901	$17,564
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and Amortization	13,619	11,348
Loss on Pension Termination	—	4,858
Increase in Accounts Receivable	(793)	(5,604)
Increase in Inventories	(2,972)	(1,799)
(Increase) Decrease in Prepaid Expenses	(3,708)	2,298
(Decrease) Increase in Accounts Payable	(1,006)	255
(Decrease) Increase in Accrued Expenses	(3,940)	5,653
Other	4,828	1,468
Total Adjustments	6,028	18,477
Net Cash Provided by Operating Activities	36,929	36,041

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(23,717)	(16,745)
Other	181	10
Net Cash Used in Investing Activities	(23,536)	(16,735)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Issuance of Notes Payable	10,000	—
Payment of Debt Issuance costs	—	(7)
Dividends Paid	(5,848)	(5,574)
Purchases of Treasury Stock	(2,690)	(225)
Net Cash Provided by (Used In) Financing Activities	1,462	(5,806)

Effect of exchange rate changes on Cash and Cash Equivalents	212	(52)

Net Increase in Cash and Cash Equivalents	15,067	13,448
Cash and Cash Equivalents, Beginning of Period	31,754	16,298
Cash and Cash Equivalents, End of Period	$46,821	$29,746

Certain amounts in the prior period financial statements have been reclassified to conform to the presentation of the current period financial statements.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands)
	Third Quarter		Year to Date
	Ended April 30,		Ended April 30,
	2024	2023	2024	2023
CONSOLIDATED RESULTS
GAAP: Net Income Attributable to Oil-Dri	$7,777	$8,535	$30,901	$17,632
Plus: Nonrecurring Events, Net of Tax
Landfill Modification Loss, Net of Tax	$—	$—	$462	$1,977
Pension Termination, Net of Tax	$—	$4,784	$—	$4,784
Total Nonrecurring Events, Net of Tax	$—	$4,784	$462	$6,761
Non-GAAP: Net Income Attributable to Oil-Dri excluding Nonrecurring Events	$7,777	$13,319	$31,363	$24,393

GAAP: Diluted EPS - Common	$1.07	$1.24	$4.26	$2.58
Plus: Nonrecurring Events, Net of Tax	$—	$0.70	$0.06	$0.99
Non-GAAP: Diluted EPS - Common, excluding Nonrecurring Events	$1.07	$1.94	$4.32	$3.57